FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
January 2, 2015	(573) 778-1800

SOUTHERN MISSOURI BANCORP DECLARES 2-FOR-1 SPLIT
IN THE FORM OF A 100 PERCENT STOCK DIVIDEND

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. ("Company") (NASDAQ: SMBC), the parent corporation of Southern Bank ("Bank"), announced that today the Company's Board of Directors declared a 2-for-1 split in the form of a 100% stock dividend, payable on or about January 30, 2015, to stockholders of record as of January 16, 2015. Under the terms of this stock split in the form of a stock dividend, Southern Missouri Bancorp's stockholders will receive a dividend of one share for every share held on the record date. The dividend will be paid in authorized but unissued shares of common stock of the Company.

The par value of the Company's stock will not be affected by the split and will remain at $.01 per share. The Company anticipates that the outstanding shares of stock after the split will be increased from approximately 3.7 million to 7.4 million.

Mr. Steffens noted, "The Board of Directors has determined that this stock split in the form of a stock dividend is in the best interest of our stockholders, as the reduced price per share of stock may lead to increased market liquidity, enhancing the stock's appeal to both private and institutional stockholders."

Southern Missouri Bancorp, through its banking subsidiary, provides financial services to communities in southern Missouri and northern Arkansas. At September 30, 2014, the Company held assets totaling $1.3 billion, with loans, net, of $1.0 billion, deposits of $1.0 billion, and stockholders' equity of $126.2 million.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated in such forward-looking statements, as discussed in Southern Missouri Bancorp's filings with the Securities and Exchange Commission.

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